May 10, 2005



Mail Stop 4561

Mr.  Shaun O`Brien
Chief Financial Officer
CIS Investments, Inc.
233 South Wacker Drive, Suite 2300
Chicago, IL 60606

RE:	JWH Global Trust
Form 10-K for the year ended December 31, 2004
File No. 000-22887

Dear Mr. O`Brien:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


Jorge Bonilla
Senior Staff Accountant